Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective Amendment No. 1 to Registration Statement No. 333-162297 on Form S-1 of our reports dated March 22, 2010, relating to the consolidated financial statements of Pacific Financial Corporation and subsidiary, and the effectiveness of Pacific Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pacific Financial Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Portland, Oregon
July 8, 2010